Exhibit 10.1

LOWE’S COMPANIES, INC.

DIRECTORS’ DEFERRED COMPENSATION PLAN

Amended and Restated Effective as of May 28, 2021

1. PURPOSE.

The Plan is intended to constitute a deferred compensation plan for corporate non-employee directors’ fees.

2. DEFINITIONS.

In this Plan, whenever the context so indicates, the singular or plural number and the masculine, feminine or neuter gender shall be deemed to include the other and the terms “he,” “his” and “him” shall refer to a Participant. Unless otherwise indicated, Section references shall mean Sections of this Plan. For the purposes of the administration of the Plan and Deferral Election Forms, the following words and phrases shall have the meanings set forth below, unless their context clearly requires a different meaning:

(a) Beneficiary or Beneficiaries means a person or persons or other entity designated on a Beneficiary Designation Form by a Participant as allowed in Section 10(e) to receive Deferred Benefit payments. If there is no valid designation by the Participant, or if the designated Beneficiary or Beneficiaries fail to survive the Participant or otherwise fail to take the Deferred Benefit, the Participant’s Beneficiary is the first of the following who survives the Participant: the Participant’s spouse (the person legally married to the Participant when the Participant dies); the Participant’s children in equal shares; and the Participant’s estate.

(b) Beneficiary Designation Form means a form acceptable to the Chairman of the Committee or his designee used by a Participant according to this Plan to name his Beneficiary or Beneficiaries who will receive all Deferred Benefit payments under this Plan if he dies.

(c) Board means the board of directors of the Company.

(d) Code means the Internal Revenue Code of 1986, as amended from time to time, and references thereto shall include the valid Treasury regulations issued thereunder.

(e) Committee means the Compensation Committee of the Board.

(f) Committee Fees means the portion of a Director’s Compensation that is payable in cash for his service on committees of the Board, according to the Company’s established rules and procedures for compensating Directors.

(g) Company means Lowe’s Companies, Inc. and any successor business by merger, purchase or otherwise that maintains the Plan.

(h) Compensation means a Director’s Committee Fees and Retainer Fees for the Deferral Year.

(i) Deferral Election Form means a document governed by the provisions of Section 6, including the related Beneficiary Designation Form that applies to all of that Participant’s Deferred Benefits under the Plan.

(j) Deferral Year means a calendar year for which a Director has an operative Deferral Election Form.

(k) Deferred Benefit means a Deferred Cash Benefit or a Deferred Stock Benefit under the Plan for a Participant who has submitted an operative Deferral Election Form pursuant to Section 6.

(l) Deferred Cash Account means that bookkeeping record established for each Participant who elects a Deferred Cash Benefit under this Plan. A Deferred Cash Account is established only for purposes of measuring a Deferred Cash Benefit and not to segregate assets or to identify assets that may or must be used to satisfy a Deferred Cash Benefit. A Deferred Cash Account will be credited with the Participant’s Compensation deferred according to a Deferral Election Form and according to Section 8. A Deferred Cash Account will be valued on any given date in accordance with the procedures set forth in Section 8.

(m) Deferred Cash Benefit means the Deferred Cash Benefit elected by a Participant under Section 6 that results in payments to the Participant pursuant to Sections 8 and 10.

(n) Deferred Stock Account means a bookkeeping record established for each Participant who elects a Deferred Stock Benefit. A Deferred Stock Account is established only for purposes of measuring a Deferred Stock Benefit and not to segregate assets or to identify assets that may or must be used to satisfy a Deferred Stock Benefit. A Deferred Stock Account will be credited with the Participant’s Compensation deferred as a Deferred Stock Benefit according to a Deferral Election Form and Section 9. A Deferred Stock Account will be credited periodically with amounts determined by the Committee under Section 9.

(o) Deferred Stock Benefit means the Deferred Benefit elected by a Participant under Section 6 that results in payments to the Participant pursuant to Sections 9 and 10.

(p) Directors means those duly elected members of the Board who are not employees of the Company.

(q) Election Date means the date established by the Plan as the date on or before which a Director must submit a valid Deferral Election Form to the Committee. A separate election will be made for each calendar year. For each Deferral Year, the Election Date is December 31 of the calendar year preceding the calendar year in which the Compensation otherwise would be payable. However, for an individual who becomes a Director during a Deferral Year, the Election Date is the thirtieth day following the date that he becomes a Director. Notwithstanding the foregoing, the Committee may set an earlier date as the Election Date for any Deferral Year.

(r) Participant, with respect to any Deferral Year, means a Director whose Deferral Election Form is operative for that Deferral Year according to Section 6.

(s) Plan means the Lowe’s Companies, Inc. Directors’ Deferred Compensation Plan.

(t) Prior Period is defined in Section 10(a).

(u) Restatement Date means May 28, 2021.

(v) Retainer Fee means that portion of a Director’s Compensation that is payable in cash and that is fixed and paid without regard to his service on committees.

(w) Termination, with respect to a Participant, means cessation of his relationship with the Company as a Director whether by death, disability or severance for any other reason.

3. ADMINISTRATION.

The Committee shall be responsible for the general administration of the Plan and for carrying out the provisions hereof. The Committee shall have all such powers as may be necessary to carry out the provisions of the Plan, including the power to (i) resolve all questions relating to eligibility for participation in the Plan and all questions pertaining to claims for benefits and procedures for claim review, (ii) resolve all other questions arising under the Plan, including any factual questions and questions of construction, and (iii) take such further action as the Company shall deem advisable in the administration of the Plan. The actions taken and the decisions made by the Committee hereunder shall be final and binding upon all interested parties. Any Participant who would otherwise be entitled to act on behalf of the Committee shall recuse himself from any decision of the Committee that is made solely with respect to him. The Committee shall provide a procedure for handling claims of Participants or their Beneficiaries under the Plan. Such procedure shall provide adequate written notice within a reasonable period of time with respect to the denial of any such claim as well as a reasonable opportunity for a full and fair review by the Committee of any such denial. From time to time, the Committee may delegate to the management of the Company its responsibilities, including its recordkeeping responsibilities, under the Plan.

4. PARTICIPATION.

A Director becomes a Participant for any Deferral Year by filing a valid Deferral Election Form according to Section 6 on or before the Election Date for that Deferral Year, but only if his Deferral Election Form is operative according to Section 6.

5. VESTING.

Each Participant is immediately and fully vested in amounts deferred under the Plan. Each Participant is also immediately and fully vested on the “earnings” credited to his or her account.

6. DEFERRAL ELECTION.

A deferral election is valid when a Deferral Election Form is completed, signed by the electing Director, and received by the Committee. Deferral elections are governed by the provisions of this Section.

(a) A Participant may elect a Deferred Benefit for any Deferral Year if he is a Director at the beginning of that Deferral Year or becomes a Director during that Deferral Year.

(b) Before each Deferral Year’s Election Date, each Director will be provided with a Deferral Election Form and a Beneficiary Designation Form. Under the Deferral Election Form for a single Deferral Year, a Participant may elect on or before the Election Date to defer, in 25% increments, the receipt of 25% to 100% of his Compensation for the Deferral Year that will be earned and payable after the Election Date.

(c) A Participant may complete a Deferral Election Form for either a Deferred Cash Benefit or a Deferred Stock Benefit for amounts deferred from his Compensation. Alternatively, a Participant may complete a Deferral Election Form that provides that amounts deferred from his Compensation will be allocated between a Deferred Cash Benefit and a Deferred Stock Benefit in 25% increments.

(d) A Participant may not elect to convert a Deferred Cash Benefit to a Deferred Stock Benefit. A Participant may not elect to convert a Deferred Stock Benefit to a Deferred Cash Benefit.

(e) A Director may not revoke a Deferral Election Form after the Deferral Year begins. Any revocation before the beginning of the Deferral Year is the same as a failure to submit a Deferral Election Form. Any writing signed by a Director expressing an intention to revoke his Deferral Election Form and delivered to a member of the Committee before the close of business on the relevant Election Date is a revocation.

7. EFFECT OF NO ELECTION.

A Director who has not submitted a valid Deferral Election Form to the Committee on or before the relevant Election Date may not defer his Compensation for the Deferral Year under this Plan. A decision to defer or not to defer one year’s cash Compensation will not affect a Director’s previous deferrals or his or her ability to defer future years’ cash Compensation.

8. DEFERRED CASH BENEFITS.

A Participant’s Deferred Cash Benefits shall be credited to the Participant’s Deferred Cash Account as of the date on which the Compensation would have been paid. The Deferred Cash Account shall be adjusted for earnings as if the balance credited to the Deferred Cash Account were invested in the short-term interest fund option available to participants in the Lowe’s 401(k) Plan. In particular, on each date a deferral is made to the Deferred Cash Account, the Deferred Cash Benefit made on that date shall be converted to whole and fractional units by dividing the deferral amount on that date by the closing net asset value (“NAV”) of the short-term interest fund option available to participants in the Lowe’s 401(k) Plan on the day on which the deferred Compensation would have been paid. The value of a Deferred Cash Account on any date shall be the cumulative number of units in the Deferred Cash Account multiplied by the immediately preceding closing NAV of the aforementioned short-term interest fund option.

9. DEFERRED STOCK BENEFITS.

(a) Deferred Stock Benefits shall be credited to a Deferred Stock Account as of the date on which the Compensation would have been paid. A Deferred Stock Account shall be credited with the number of whole and fractional shares of Company common stock that a Participant could have purchased with amounts deferred from his Compensation based on the closing price of Company common stock on the New York Stock Exchange on the day on which the deferred Compensation would have been paid. The value of a Deferred Stock Account on any date shall be the value of the Company common stock (whole and fractional shares) credited to the account based on the immediately preceding closing price of Company common stock on the New York Stock Exchange.

(b) A Deferred Stock Account also shall be credited with any dividends that would have been paid on the whole shares of Company common stock credited to the account. A Deferred Stock Account shall be credited with the number of whole and fractional shares of Company common stock that a Participant could have purchased with such dividends based on the closing price of the Company common stock on the day before such dividends are credited to the account.

10. DISTRIBUTIONS.

(a) Except to the extent otherwise provided in Section 10(c), amounts credited to any Deferred Cash Account or Deferred Stock Account for or during any period (whether or not a Deferral Year) ended prior to the Restatement Date (a “Prior Period”) shall be distributed as soon as practicable following the date of the Participant’s Termination; provided, however, that no distribution shall be made until at least six month following the last date that deferred Compensation is credited to a Participant’s Deferred Stock Account. Notwithstanding the foregoing, in accordance with Treasury Regulation 1.409A-3(d), a distribution shall be made in accordance with this Section 10(a) if such distribution is made no earlier than 30 days before the designated payment date set forth in the preceding sentence.

(b) Except to the extent otherwise provided in Section 10(a) and Section 10(b), all distributions to a Participant will be made within ninety (90) days following the date of the Participant’s Termination.

(c) Notwithstanding Section 10(a) and Section 10(b), in no event will distribution be made to a Participant who is a “specified employee” (as defined in Section 409A of the Code) prior to the date which is six (6) months after such Participant’s separation from service.

(d) All Deferred Cash Benefits and all Deferred Stock Benefits, less withholding for applicable income and employment taxes, shall be paid in a single sum in cash. A Deferred Cash Benefit will equal the cumulative number of units in the Deferred Cash Account multiplied by the closing NAV of the short-term interest fund option available to participants of the Lowe’s 401(k) Plan on the last business day of the month preceding the distribution. A Deferred Stock Benefit will equal the fair market value of the Company common stock credited to the Participant’s account on the last day of the month preceding the distribution. The fair market value of the Company common stock credited to the Participant’s Deferred Stock Account will be the closing price of the Company stock on the last business day of the month preceding the distribution. Amounts payable on account of the death of a Director will be paid to the Beneficiary designated by the Director.

(e) Deferred Benefits may not be assigned by a Participant or Beneficiary. A Participant may use only one Beneficiary Designation Form to designate one or more Beneficiaries for all of his Deferred Benefits under the Plan; such designations are revocable. Each Beneficiary will receive his portion of the Participant’s Deferred Benefit as soon as practicable following the Participant’s death.

11. COMPANY’S OBLIGATION.

The Plan is unfunded. The Company shall not be required to segregate any assets that at any time may represent a Deferred Benefit. Any liability of the Company to a Participant or Beneficiary under this Plan shall be based solely on any contractual obligations that may be created pursuant to this Plan. No such obligation of the Company shall be deemed to be secured by a pledge of, or other encumbrance on, any property of the Company.

12. CONTROL BY PARTICIPANT.

A Participant has no control over Deferred Benefits except according to his Deferral Election Forms and his Beneficiary Designation Form.

13. CLAIMS AGAINST PARTICIPANT’S DEFERRED BENEFITS.

A Deferred Cash Account and a Deferred Stock Account relating to a Participant under this Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any attempt to do so is void. A Deferred Benefit is not subject to attachment or legal process for a Participant’s debts or other obligations. Nothing contained in this Plan gives any Participant any interest, lien, or claim against any specific asset of the Company. A Participant or his Beneficiary has no rights other than as a general creditor of the Company.

14. AMENDMENT OR TERMINATION.

Except as otherwise provided in this Section, this Plan may be altered, amended, suspended, or terminated at any time by the Board. No amendment or termination may adversely affect any Participant’s rights under the program without his or her consent.

15. COMPLIANCE WITH CODE SECTION 409A.

Nothing in this Plan shall operate or be construed to cause the Plan to fail to comply with the requirements of Code Section 409A and, to the extent applicable, it is intended that the Plan comply with the provisions of Code Section 409A and shall be administered in a manner consistent with that intent. Any provision of this Plan that would cause the Plan or any payment made hereunder to fail to satisfy Code Section 409A shall have no force and effect until amended by the Company to comply with Code Section 409A (which amendment may be retroactive to the extent permitted by Code Section 409A) and may be made by the Company without the consent of any Participant.

16. WITHHOLDING OF TAXES AND OTHER AMOUNTS.

The Company may withhold or cause to be withheld from any amounts deferred or payable under the Plan any taxes or other amounts as shall be legally required.

17. NOTICES.

Notwithstanding any other provision of the Plan to the contrary, including any provision that requires written notice or the use of a written instrument, the Committee may establish procedures for the use of electronic or other media for notice or in communications and transactions between the Plan or the Committee and Participants and Beneficiaries. Electronic or other media may include, but are not limited to, e‑mail, the Internet, intranet systems and automated telephonic response systems.

18. WAIVER.

The waiver of a breach of any provision in this Plan does not operate as and may not be construed as a waiver of any later breach.

19. CONSTRUCTION.

This Plan is created, adopted, and maintained according to the laws of the State of North Carolina (except its choice‑of‑law rules) . It is governed by those laws in all respects. Headings and captions are only for convenience; they do not have substantive meaning. If a provision of this Plan is not valid or not enforceable, that fact in no way affects the validity or enforceability of any other provision. Use of one gender includes all, and the singular and plural include each other.

20. LIMITED EFFECT OF RESTATEMENT.

By this instrument the Company is amending and restating the Plan effective as of the Restatement Date. Nothing in this instrument shall in any way change the amount credited or any other adjustment to any Deferred Cash Account or Deferred Stock Account for or during a Prior Period or affect the time or amount of any Plan benefit payment or other distribution during any Prior Period, and all allocations, adjustments, payments, distributions and other matters of Plan operation or administration that were made or taken during or for any Prior Period shall not be altered or affected by the amendment and restatement of the Plan by this instrument. Moreover, this instrument shall not alter the payment date for any Deferred Benefit accrued prior to the Restatement Date, and the Committee shall maintain such records as shall be necessary to ensure that any Deferred Benefit accrued prior to the Restatement Date shall be paid in accordance with the terms and provisions of the Plan as in effect immediately prior to the Restatement Date.

IN WITNESS WHEREOF, to record the amendment and restatement of the Plan, the Company has caused this instrument to be executed in its name and on its behalf by its duly authorized officer as of the Restatement Date.

LOWE’S COMPANIES, INC.

By:	/s/ Ross W. McCanless
Name:	Ross W. McCanless
Title:	Executive Vice President, General Counsel and Corporate Secretary